Exhibit 99.1

On April 21, 2015, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $638.1 million today announced operating results for the three month period ended March 31, 2015.

For the quarter ended March 31, 2015, the Corporation reported net income of $1,122,000, or $0.33 basic earnings per share. This compares to the first quarter of 2014 net income of $901,000, or $0.26 basic earnings per share.  The increase in operating results for the first quarter of 2015 as compared to the same period in 2014 was primarily attributable to an increase in interest income of $852,000, increase in provision for loan loss of $100,000, increase in non-interest income of $189,000 and a $682,000 increase in non-interest expenses, a decrease of $116,000 in interest expense, and the related income tax effects of these items. The majority of the increase in interest income for the quarter was due to the acquisition of the loan portfolio from The Ohio State Bank (“OSB”).

For the quarter ended March 31, 2015, non-interest expenses were $4,628,000, compared to $3,946,000 for the first quarter of 2014, a $682,000 (17.3%) increase. The increase in non-interest expenses for the three month period ended March 31, 2015 was primarily attributed to the increase in expenses for the three branches acquired from OSB.  Also, contributing to the increase in non-interest expense were increases in other real estate owned expenses, amortization of core deposit intangible and occupancy expense also attributed to the acquisition of OSB.

Total assets amounted to $638.1 million at March 31, 2015, compared to $650.2 million at December 31, 2014, a decrease of $12.1 million (1.85%).  The decrease in total assets was primarily the result of a decrease of $18.6 million (57.6%) in cash and cash equivalents, a $604,000 (9.6%) decrease in other assets and a $220,000 (41%) decrease in other real estate owned, decrease of $4.6 million (1.28%) in gross loans, and an increase in available-for-sale securities of $11.7 million (5.68%).  Deposits during this same period decreased $18.2 million, or 3.22%.

Shareholders’ equity increased from $67.8 million at December 31, 2014 to $69.3 million at March 31, 2015.  This increase was the result of net income of $1,122,000, dividends paid of $303,000, repurchase of 5,000 shares of $76,000, the issuance of 403 treasury shares under the Corporation’s Employee Stock Purchase Plan of $8,000, and an $827,000 increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the three month period ended March 31, 2015, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company. Through our 15 branch offices located in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio, we serve the Ohio counties of Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert, and Wood.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2014 Form 10-K.